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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE
TUESDAY, SEPTEMBER 3, 2002

     VITA FOOD PRODUCTS TO PURCHASE OUTSTANDING EQUITY OF THE HALIFAX GROUP

CHICAGO, IL, SEPTEMBER 3, 2002 - VITA FOOD PRODUCTS, INC. (AMEX: VSF) today announced that it has entered into an agreement in principle with The Halifax Group, Inc. and Robert J. Budd and certain members of his immediate family, the sole shareholders of Halifax, to purchase all of the equity of Halifax. Halifax is a manufacturer and distributor of licensed brand named products including the world-renowned Jim Beam(R) brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie(R) Gourmet Collection. In addition, Halifax manufactures and distributes the award-winning Scorned Woman(R) gourmet food line, the Oak Hill Farms(R) line of salad dressings and various gourmet products and branded gift items. Halifax is based in Atlanta, Georgia with a packaging facility and a warehouse and distribution facility. Pursuant to the agreement with Vita, Mr. Budd will enter into an employment agreement with Halifax and serve as a member of the board of directors of Vita.

Commenting on the acquisition, Stephen D. Rubin, President of Vita, stated "Halifax has a widely recognized line of top-quality products and a solid strategy for growth in the brand name licensing arena. Bob Budd and his management team will bring further depth to our growing organization, and together with the addition of their innovative products, we will have broadened our product offerings and gained entry to new markets that hold great potential." Robert J. Budd, President of Halifax, commented "The management and employees of Halifax are pleased to become part of the Vita organization. Being affiliated with Virginia Honey and part of Vita provides a variety of resources which will greatly assist us in fulfilling the high expectations of our licensors and customers."

Vita Food Products, Inc. ("Vita") is the U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce and horseradish. More than 95% of Vita's sales are in kosher foods. Vita's common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Virginia Honey, Vita's wholly owned subsidiary ("Virginia Honey" and, together with Vita, the "Company"), is a manufacturer and distributor of the Virginia Brand line of honey, salad dressings, including its' award-winning Vidalia(R) Onion Vinegarette salad dressing, sauces, jams & jellies, and gift baskets and the Vita(R) brand line of salad dressings and cooking sauces. Virginia Honey operates two manufacturing facilities, located in Inwood, West Virginia and Berryville, Virginia.



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Vita Food Products, Inc.
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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: (i) the ability of the Company and Halifax to agree on a definitive purchase agreement; (ii) the ability of the Company to successfully integrate Halifax's operations with those of the Company and to develop new products jointly with Halifax; (iii) the impact of the level of the Company's indebtedness; (iv) general economic conditions and conditions in the retail environment; (v) competitive conditions in Halifax's markets; (vi) relationships with retailers; and (vii) relationships with key vendors.

Contact:
Vita Food Products, Inc.
Clifford Bolen, Chief Financial Officer, 312-738-4500, ext. 236